Exhibit 10.31

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (“Agreement”) is entered into as of May 29, 2008, by and between BCG Services, Inc. (the “Employer”), and Franklin Financial Network, Inc., a Tennessee corporation (the “Corporation”), and Connie Edwards (the “Employee”).

1. Employment. The Employer employs the Employee and the Employee accepts employment upon the terms and conditions of this Agreement.

2. Term. The term of this Agreement shall begin on the “Effective date” under the Asset Purchase and Sale Agreement between Banc Compliance Group, LLC and the Employer executed on this same date and shall terminate on the third anniversary following the Effective Date. If the Asset Purchase and Sale Agreement becomes null and void in accordance with its terms, this Employment Agreement shall also become null and void. After the initial three (3) year term, this Agreement shall automatically renew for one (1) year increments, but may be cancelled by Employee or Employer upon written notice given not less than ninety (90) days prior to the annual renewal.

3. Compensation.

a. Base Salary. As compensation for the services to be rendered by Employee during the period of her employment hereunder, and upon the condition that Employee shall fully and faithfully keep and perform all of the terms and conditions hereof, Employer shall pay Employee a base salary of $97,000.00 per year, less income tax withholdings and other normal employee deductions (the “Base Salary”). Such Base Salary shall be payable in equal installments according to the normal payroll practices of Employer. The Corporation will consider increases in the Base Salary at the end of each year of the term of this Agreement.

b. Incentive Compensation. During the Term of this Agreement, Employee shall receive as additional compensation an amount equal to 10% of the net profits of Employer for the preceding fiscal year. Said compensation shall be payable no later than 75 days after the fiscal year ends. The term “net profits” as used herein shall mean the after-tax net earnings of Employer, such calculation to be made in accordance with generally accepted accounting principles. Employee shall also be eligible to participate in the Corporation’s Annual Officer Incentive Program; in which based on annual goals, employee may receive additional compensation; in the form of cash and/or stock options; of up to 20% of base salary. For the year ended December 31, 2008, this incentive compensation will be a minimum of $3,000.00 prorated for actual time employed in 2008.

c. Stock Options. Employee shall be eligible for stock options as may be granted under the terms and conditions of any separate stock option agreements approved by the Board of Directors of the Corporation. The Board of Directors of the Corporation shall grant the Employee stock options under the Franklin Financial Network, Inc. 2007 Qualified-Nonqualified Stock Option Plan (the “Plan”) to purchase 5,000 shares of the Corporation’s common stock at an option price equal to the fair market value of said shares at date of grant. Such stock option shall have a term of ten (10) years from the date of grant and shall vest over five (5) years beginning one (1) year from grant date in equal annual increments. In the event the Employee’s employment is terminated, such option may be exercised to the extent then exercisable and not previously exercised, in accordance with the provisions of the Plan.

d. Benefits. Employee shall be eligible for any benefits offered to other employees in a similar position subject to the terms and conditions of any such benefit plans or programs. Nothing in this Agreement shall require Employer to maintain such plans or programs nor prohibit the Employer from terminating, amending or modifying such plans and programs, as the Employer, in its discretion, may deem advisable. In all events, including, but not limited to, the funding, operation, management, participation, vesting, termination, amendment or modification of such plans or programs, the Employee shall be governed by the terms of the plans and programs, as provided in such plans, programs or any contract or agreement related thereto. Nothing in this Agreement shall be deemed to modify any such benefit plan or program. Employee has elected not to participate in Employer’s health insurance plan and has secured personal health insurance coverage. As additional compensation for the services to be rendered by Employee during the period of her employment hereunder, and upon condition that Employee shall fully and faithfully keep and perform all of the terms and conditions hereof, Employer shall pay Employee the sum of $738.00 per month for the term of this Agreement to be used by Employee toward the payment of her personal health insurance premiums. This sum shall be capped at $738.00 per month regardless of any increase in health insurance premiums for Employee under her personal health insurance plan. The additional compensation of $738.00 per month will cease upon Employee’s election to participate in Employer’s health insurance plan.

This Agreement shall not be deemed terminated if Employer shall determine to increase the compensation of Employee for any period of time.

4. Duties and Responsibilities of Employee. The Employee is engaged as President of the Employer, to perform duties commensurate with the position of President. The precise services of the Employee may be extended or curtailed by the Employer from time to time, provided such services during the term of this Agreement shall at all times be commensurate with the position of president of the Employer.

5. Extent of Services. The Employee shall devote her entire time, attention and energies to the Employer’s business and will perform diligently to the best of her abilities those duties contemplated by this Agreement in a manner that promotes the interests and goodwill of the Employer. The Employee shall not during the term of this Agreement be engaged in any other business activity, whether or not such business activity is pursued for gain, profit, or other pecuniary advantage. However, the Employee may invest her assets in such form or manner as will not require her services in the operation of the affairs of the companies in which such investments are made.

6. Disclosure of Information. The Employee acknowledges that the Employer’s customers’ confidential data as it may exist from time to time is a valuable, special, and unique asset of the Employer’s business. The Employee will not, during or after the term of her employment, disclose the confidential data of the Employer’s customers or any part thereof to any person, firm, corporation, association, or other entity for any reason or purpose whatsoever. In the event of a breach or threatened breach by the Employee of the provisions of this paragraph, the Employer shall be entitled to an injunction restraining the Employee from disclosing, in whole or in part, the list of the Employer’s customers, or from rendering any services to any person, firm, corporation, association, or other entity to whom such list, in whole or in part, has been disclosed or is threatened to be disclosed. Nothing herein shall be construed as prohibiting the Employer from pursuing any other remedies available to the Employer for such breach or threatened breach, including the recovery of damages from the Employee.

7. Expenses. The Employee may incur reasonable expenses for promoting the Employer’s business, including expenses for entertainment, travel, and similar items. The Employer will reimburse the Employee for all such reasonable expenses upon the Employee’s periodic and timely presentation of an itemized account of such expenditures in accordance with Employer’s policies.

8. Vacations. The Employee shall be entitled each year to a vacation of four (4) weeks, during which time her compensation shall be paid in full.

9. Force Majeure and Disability. If Employer is unable to conduct its business, or a substantial portion thereof, by virtue of governmental regulation or order, or by strike, war, fire, earthquake, hurricane, or similar acts of god, or other calamity (declared or undeclared), or because of other similar or dissimilar cause beyond control of Employer (all of which events are hereinafter sometimes referred to as “Force Majeure”), or in the event Employee suffers a disability which prevents her from performing her services hereunder (herein called a “Disability”), Employer shall, in the event the Force Majeure and/or Disability continue for at least eight aggregate weeks during any four-month period, have the right to suspend the operation of this Agreement for the duration of said Force Majeure and/or Disability (except for any benefits payable to Employee under such benefit plans generally available to all employees), and Employer shall, at its option, have the right to add a period equal to such suspension to the Term hereof.

10. Termination.

a. Without Cause. The Employer may terminate this Agreement under this Section 10(a) without cause at any time upon thirty (30) days’ written notice to the Employee. A termination of this Agreement by Employee without cause shall not include a termination under Section 11 hereof. Employee may terminate this Agreement without cause at any time upon sixty (60) days written notice to the Employer. In either such event, the Employee, if requested by the Employer, shall continue to render her services, and shall be paid her regular compensation up to the date of termination. If Employee terminates this Agreement without cause during the initial three year term of this agreement, the Employee shall reimburse Employer 50% of (i) the cash portion of the purchase price ($140,000.00) if the Agreement is terminated during the first year of the term, (ii) two-thirds (2/3) of the cash portion of the purchase price ($140,000) if the Agreement is terminated during the second year of the term, or (iii)one-third (1/3) of cash portion of the purchase price ($140,000) if the Agreement is terminated during the third year of the term. Purchase price is defined as the price paid by the corporation to purchase Employee’s business entity formerly known as Banc Compliance Group, LLC with the full cash portion of the purchase price being $140,000.

b. With Cause. The Employer may terminate this Agreement with cause upon two (2) weeks written notice to Employee The Employee may terminate this Agreement with cause at any time upon two (2) weeks’ written notice to Employer. In either such event, the Employee, if requested by the Employer, shall continue to render her services, and shall be paid her regular compensation up to the date of termination.

c. Death or Disability. This Agreement shall be terminated upon the death or disability of Employee. The “disability” of Employee shall refer to the inability of Employee, for physical or mental health reasons, to provide her material services to the Employer on a substantially full time basis which period continues for a continuous uninterrupted period of twelve (12) consecutive months.

As used in this Section, termination for “cause” shall be deemed to have occurred if either party has breached this Agreement and the non-breaching party gives notice in writing, delivered to the breaching party and providing ten (10) calendar days, from the date of delivery of the notice, within which the breaching party has the opportunity to cure, if possible, the breach. In addition, cause for termination shall exist if Employee engages in any of the following conduct while an employee of the Employer: (1) willful and knowing dishonesty in communication of any kind on any material subject for any purpose either to the Employer or to any person or entity for or on behalf of the Employer; (2) obtaining from any person or entity, other than from the Employer, anything of value in return for or because of rendering service or advice which, under the circumstances, might reasonably be construed as part of the duties expected of an employee of the Employer; (3) theft, embezzlement, false entries on records, misapplication of funds or property, misappropriation of any asset, any conduct resulting in conversion of any kind, any final action or fine taken against Employee by a regulatory authority, or any actual or constructive fraud; (4) at any time during or after employment at the Employer, imparting confidential information, whether proprietary or non-proprietary, to any person other than (i) an authorized employee of the Employer; or (ii) as required by law, or (iii) as part of a privileged communication to an attorney; (5) gross neglect of duty, including, but not limited to, failure or refusal to attend to the duties of employment at the Employer; (6) participating in any conduct involving moral turpitude or which results in public disgrace including, but not limited to, conduct for which there is probable cause to believe that, if criminally prosecuted, such conduct would be adjudged felonious; (7) counseling, advising, assisting, procuring or aiding any employee of the Employer in any above-recited conflict of interest; (8) knowing, believing or having reason to know or believe that an employee of the Employer has, is, or is about to engage in any above-recited conflict of interest and not revealing said knowledge or belief and the reason for it to the Employer; (9) receiving, during the term of this Agreement, compensation, income, anything of value, or a future interest in or future entitlement to compensation, income or a thing of value, from any person or entity who or which is engaged in the same or substantially the same business as the Employer in the same product, service or geographical market, except stock dividends and/or capital gains from passive investments in the same or substantially the same businesses by Employee made in the ordinary course of business and as part of Employee’s investment portfolio. However, cause shall not be deemed to exist merely because of a difference of opinion between Employee and the Employer, or any employees, directors or officers of either, as to philosophy of management or other personal beliefs.

11. Termination upon Sale of Business. Notwithstanding anything to the contrary, the Employer or Employee may terminate this Agreement upon thirty (30) days’ notice to the Employee or Employer upon the happening of any of the following events:

a. the sale, transfer, or lease by the Corporation or Employer of substantially all of its assets to a single purchaser or to a group of associated purchasers;

b. a decision by the Corporation or Employer to terminate its business;

c. the merger, consolidation, or other business combination of the Corporation or Employer in a transaction in which the shareholders of the Employer receive less than fifty percent (50%) of the outstanding voting shares of the new or continuing corporation.

12. Competition During and After Term. Employee agrees that during the Term hereof and for one (1) year after the termination of this Agreement, Employee will not Compete with the Employer. The term “Compete” shall refer to Employee, either separately, jointly, or in association with others, directly or indirectly, as an agent, employee, owner, partner, stockholder, or otherwise, (i) allowing her name to be used by, or establish, engage in, participate in the organization of, or become interested in any business, trade or occupation similar to the business being conducted by Employer in any of the States of the United States in which Employer’s business is presently being conducted; (ii) soliciting the employment of any employees of the Employer; or (iii) soliciting business from the customers of Employer. Notwithstanding the preceding sentence, the term “Compete” shall not include Employee becoming a compliance employee of a bank or other financial institution within the period of one (1) year after the expiration of the Term. Employer and Employee acknowledge that during the Term of Employee’s employment, Employee will acquire special knowledge and/or skill that she can effectively utilize in competition with Employer. Furthermore, although not a term or condition of this Agreement, Employer and Employee acknowledge that, as of the date hereof, it is reasonably contemplated that Employee’s services will be utilized by Employer in executive, managerial, and/or supervisory capacities throughout the areas in which Employer conducts its business, and in the general operation of Employer’s business wherever it is being conducted, throughout the United States. The foregoing provisions of this paragraph 12 shall not apply if (a) Employee terminates this Agreement for cause under paragraph 10(b), (b) Employer terminates this Agreement without cause under paragraph 10(a), (c) this Agreement is terminated by either Employer or Employee under paragraph 11, or (d) this Agreement is terminated under paragraph 2 at the end of the initial term or any subsequent term.

Employee agrees that the remedy at law for any breach by her of the covenants contained herein will be inadequate, and that in the event of a violation of the covenants contained herein, in addition to any and all legal and equitable remedies which may be available, the said covenants may be enforced by an injunction in a suit in equity, without the necessity of proving actual damage, and that a temporary injunction may be granted immediately upon the commencement of any such suit, and without notice. The parties hereto intend that the covenants contained in this Section shall be deemed to be a series of separate covenants, one for each county of each state where Employer does business. If, in any judicial proceeding, a court shall refuse to enforce any or all of the separate covenants deemed included in such action, then such unenforceable covenants shall be deemed eliminated from the provisions hereof for the purposes of such proceeding to the extent necessary to permit the remaining separate covenants to be enforced in such proceeding. Furthermore, if in any judicial proceeding a court shall refuse to enforce any covenant by reason of the duration or extent thereof, such covenant shall be construed to have only the maximum duration or extent permitted by law.

13. Notices. Any notice required or desired to be given under this Agreement shall be deemed given if in writing sent by certified mail to her residence, in the case of the Employee, or to the Corporation’s principal office, in the case of the Employer.

14. Waiver of Breach. The waiver by the Employer of a breach of any provision of this Agreement by the Employee shall not operate or be construed as a waiver of any subsequent breach by the Employee. No waiver shall be valid unless in writing and signed by an authorized officer of the Employer.

15. Assignment. The Employee acknowledges that the services to be rendered by her are unique and personal. Accordingly, the Employee may not assign any of her rights or delegate any of her duties or obligations under this Agreement. The rights and obligations of the Employer under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Employer.

16. Entire Agreement. This Agreement contains the entire understanding of the parties. It may not be changed orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension, or discharge is sought.

17. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Tennessee.

21. Legal Consultation. Both parties have been accorded a reasonable opportunity to review this Agreement with legal counsel prior to executing this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

FRANKLIN FINANCIAL NETWORK:

BCG SERVICES, INC.

CONNIE EDWARDS:

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